                           CERTIFICATE OF DESIGNATION
                                       OF

                         SERIES C CUMULATIVE PAY-IN-KIND
                          CONVERTIBLE PREFERRED SHARES

                                       OF

                               PAMECO CORPORATION

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         Pursuant to Section 151 of the Delaware General Corporation Law
                                    ("DGCL")

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                  Pameco Corporation (the "Company"), a corporation organized and existing under the laws of the State of Delaware, certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the DGCL, the board of directors of the Company (the "Board of Directors"), approved and adopted the following resolution on November 30, 2000, (by way of Unanimous Written Consent of the Board of Directors),which resolution remains in full force and effect on the date hereof:

                  RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issuance of Series C Cumulative Pay-in-Kind Convertible Preferred Stock, par value $1.00 per share (the "Series C Preferred Shares"), with a stated value of $200.00 per share at the time of initial issuance, and initially consisting of 312,500 shares. The Series C Preferred Shares will have the following voting powers, preferences and relative, optional and other special rights, and qualifications, limitations and restrictions set forth in this certificate of designation (the "Certificate of Designation"):

        1. Certain Definitions. Unless the context otherwise requires, the terms
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defined in this Section 1 shall have, for all purposes of this resolution and this Certificate of Designation, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

                  "Affiliate" of a Person means any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning 10% or more of the voting securities of another Person shall be deemed to control that Person.

                  "Board of Directors" means the Board of Directors of the Company or any authorized committee of the Board of Directors, as the same may be constituted from time to time.

                  "Business Combination Proposal" means any proposal made to the Company or its shareholders involving (a) a sale of a substantial portion of the Capital Stock of, or other equity interest in, the Company, (b) a sale of a substantial portion of the assets of the Company, or (c) a merger, business combination, recapitalization or other similar transaction involving the Company.

                  "Business Day" means any day other than a Legal Holiday.

                  "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of a limited liability company or association, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                  "Certificate of Designation" means the certificate of designation of the Series C Preferred Shares, as in effect from time to time.

                  "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as in effect from time to time.

                  "Common Stock" means the common stock, par value $0.01 per share, designated as "Common Stock" in the Certificate of Incorporation.

                  "Company" means Pameco Corporation.

                  "Compounding Date" has the meaning set forth in Section 3(a)(i) below.

                  "Conversion Price" means $1.65 as the same may be adjusted from time to time in accordance with Section 6 below.

                  "DGCL" means the Delaware General Corporation Law.

                  "Dividend Series C Preferred Shares" means unissued Series C Preferred Shares to which a Holder is entitled as of a particular date, assuming the declaration of dividends payable in the form of Series C Preferred Shares under Section 3(a)(i) or 3(a) (ii) below.

                  "Governmental Body" means any government, or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

                  "Holder" means the record holder of one or more Series C Preferred Shares, as shown on the books and records of the Company.

                  "Initial Dividend Period" has the meaning set forth in Section 3(a)(i) below.

                  "Initial Dividend Rate" has the meaning set forth in Section 3(a)(i) below.

                  "Issue Date" means the first date on which any Series C Preferred Shares are issued by the Company.

                  "Junior Securities" has the meaning set forth in Section 2 below.

                  "Legal Holiday" means a Saturday, a Sunday, a federal holiday or a day on which banking institutions in the City of New York are authorized by law, regulation or executive order to remain closed.

                  "Liquidation Date" has the meaning set forth in Section 4(a) below.

                  "Liquidation Preference" means an amount per Series C Preferred Share, equal to $200.00 plus accrued and unpaid dividends (whether or not declared and including, without limitation, Dividend Series C Preferred Shares, if any), and the Penalty Amount (if any), subject to adjustment from time to time to accurately reflect stock splits, subdivisions or combinations with respect to the Series C Preferred Shares.

                  "Parity Securities" has the meaning set forth in Section 2 below.

                  "Penalty Amount" means the contingent amount that exists only if the Company, in accordance with Section 3(a)(ii), has not notified the Holders that it elected to accrue and pay dividends after the Initial Dividend Period in the same manner as during the Initial Dividend Period and the Company thereafter failed to declare and pay the applicable cash dividend in full on a relevant Compounding Date, and which is equal to the difference between the accrued and unpaid dividend attributable to the relevant Compounding Date and the amount that would have been the accrued and unpaid dividend attributable to the relevant Compounding Date had the dividend rate set forth in Section 3(a)(ii) below been calculated at 16% per annum, not 14% per annum.

                  "Person" means any individual, corporation, partnership, firm, joint venture, association, limited liability company or partnership, joint-stock company, trust, unincorporated organization or Governmental Body.

                  "Redemption Date" has the meaning set forth in Section 5(c) below.

                  "Redemption Price" has the meaning set forth in Section 5(a) below.

                  "Senior Securities" has the meaning set forth in Section 7(c)(i) below.

                  "Series A Preferred Shares" means the Company's Series A Cumulative Pay-in-Kind Preferred Stock, par value $1.00 per share, as described in the Certificate of Incorporation as the same may be amended or modified from time to time.

                  "Series B Certificate of Designation" means the certificate of designation of the Series B Preferred Shares, as in effect from time to time.

                  "Series B Preferred Shares" means the Company's Series B Cumulative Pay-in-Kind Convertible Preferred Stock, par value $1.00 per share, as described in the Series B Certificate of Designation.

                  "Series C Preferred Shares" means the Company's Series C Cumulative Pay-in-Kind Convertible Preferred Stock, par value $1.00 per share, as described in the Certificate of Designation.

                  "Stated Value" means an amount per Series C Preferred Share, equal to $200.00, subject to adjustment from time to time to accurately reflect stock splits, subdivisions or combinations with respect to the Series C Preferred Shares.

                  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

                  "Trading Day" means with respect to the Common Stock (x) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for business or (y) if the applicable security is quoted on the Nasdaq National Market, a day on which trading may be made on the Nasdaq National Market or (z) if the applicable security is not otherwise listed, admitted for trading or quoted, any day other than a Legal Holiday.

                  "Weighted Average Trading Price" means the volume weighted average sales price per share of Common Stock as reported by Bloomberg Information Systems, Inc.; provided, however, if there shall occur any adjustment to the Conversion Price as a result of Section 6(b)(iv) below, the Weighted Average Trading Price shall be proportionally adjusted to the extent not so reflected in the report of Bloomberg Information Systems, Inc.

        2. Ranking. The Series C Preferred Shares shall, with respect to
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dividends, distributions and distributions upon the liquidation, winding-up or dissolution of the Company, rank: (i) senior to all classes of Common Stock of the Company and to each other class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series C Preferred Shares as to dividends, distributions and distributions upon the liquidation, winding-up and dissolution of the Company (together with the Common Stock of the Company, collectively referred to as "Junior Securities"); and (ii) on a parity with the Series A Preferred Shares, the Series B Preferred Shares, and any additional shares of Series C Preferred Shares issued by the Company in the future in accordance with Section 3 hereof and any other class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Shares as to dividends, distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities").

        3. Dividends.
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           (a) (i) For the three-year period following the Issue Date (the "Initial Dividend Period"), the Holders of the Series C Preferred Shares shall be entitled to receive on each such share, when, as and if declared by the Board of Directors, out of funds of the Company legally available therefor, cumulative preferential dividends, compounding quarterly to the extent unpaid on each March 1, June 1, September 1 and December 1 (each a "Compounding Date") commencing on March 1, 2001, and accruing from the date of issuance at the rate of 14% per annum on the Stated Value of each Series C Preferred Share and of each Dividend Series C Preferred Share then deemed to have been issued (the "Initial Dividend Rate"). When and if declared by the Board of Directors, such dividends shall be payable by issuance of such number of additional Series C Preferred Shares (including fractional shares) determined by dividing the dollar amount of the dividend to be paid by the Stated Value on the date such dividend is so paid.

               (ii) From and after the Initial Dividend Period, the Holders of the Series C Preferred Shares shall be entitled to receive on each such share, when, as and if declared by the Board of Directors, out of funds of the Company legally available therefor, cumulative preferential cash dividends, compounding quarterly to the extent unpaid, on each Compounding Date commencing on December 1, 2003 and accruing thereafter at the rate of 14% per annum on the Stated Value of each Series C Preferred Share and of each Dividend Series C Preferred Share then deemed to have been issued, except that the Company may provide written notice to the Holders at least 30 days prior to the end of the Initial Dividend Period, that such dividends, with respect to periods after the Initial Dividend Period shall continue to accrue and be payable in the same manner as during the Initial Dividend Period.

           (b) In addition to the dividends described in Section 3(a), if the Company declares and pays a dividend on the Common Stock, a Holder of Series C Preferred Shares shall be entitled to receive, concurrently with the payment of such dividend, an amount equal to 50% of the dividends such Holder would have been entitled to had such Holder fully converted the Series C Preferred Shares into Common Stock pursuant to Section 6 immediately prior to the record date for the distribution. Dividend distributions under this Section 3(b) shall be made pro rata among the Holders of Series C Preferred Shares, holders of Parity Securities and holders of Common Stock based on the aggregate number of shares of Common Stock held by each such holder (assuming conversion of all Series C Preferred Shares and Parity Securities).

           (c) All dividends paid with respect to Series C Preferred Shares pursuant to this Section 3 shall be made pro rata among the Holders based upon the aggregate number of

Series C Preferred Shares held by each such Holder. If and when any Series C Preferred Shares are issued under Section 3 for the payment of dividends, such Shares shall be validly issued and outstanding and fully paid and nonassessable, and shall initially have a Conversion Price equal to that of the Series C Preferred Shares then in effect on the date such Series C Preferred Shares are issued.

           (d) In the case of Series C Preferred Shares issued on the Issue Date, dividends shall accrue from such date. In the case of Series C Preferred Shares issued as a dividend on Shares of Series C Preferred Shares, dividends shall accrue from the date on which such Series C Preferred Shares were issued.

           (e) Each fractional Series C Preferred Share outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding or due to be issued and outstanding Series C Preferred Share, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding or due to be issued and outstanding Series C Preferred Share.

        4. Distributions Upon Liquidation, Dissolution or Winding Up. Upon any
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voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (which for purposes of this Certificate of Designation shall include any transaction effected pursuant to a Business Combination Proposal), or any reduction or decrease in its Capital Stock resulting in a distribution of assets to the Holders of any class or series of the Company's Capital Stock (the date of such occurrence, the "Liquidation Date"), the Company shall, out of the assets of the Company available for distribution, make the following payments in respect of its Capital Stock:

           (a) first, payments on any Senior Securities;

           (b) second, on a pro rata basis, (i) payments to Holders of the Series C Preferred Shares equal to the greater of (A) the aggregate Liquidation Preference with respect to the Series C Preferred Shares held by such Holder on the Liquidation Date (including the Dividend Series C Preferred Shares to which such Holder would be entitled as of such date), or (B) the amount which would be payable to such Holder in respect of Common Stock if such Holder had been deemed to have converted all Series C Preferred Shares and all Dividend Series C Preferred Shares, whether or not convertible by the terms hereof, held (or deemed held) by such Holder as of the Liquidation Date into Common Stock immediately prior to the Liquidation Date; and (ii) payments due on Parity Securities; and

           (c) third, payments on any Junior Securities.

        5. Redemption by the Company.
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           (a) From time to time, on and after the sixth anniversary of the Issue Date, the Company may redeem the Series C Preferred Shares held by a Holder on the Redemption Date at a price per share, payable in cash, equal to 105% of the Liquidation Preference (the "Redemption Price"). If there shall be a legal impediment imposed by the DGCL to the Company's repurchase of any such shares, the Company shall use its best efforts to remove or remedy such impediment.

           (b) In case of redemption of less than all of the Series C Preferred Shares, such Series C Preferred Shares to be redeemed shall be redeemed on a pro rata basis among all Holders based upon the aggregate number of Series C Preferred Shares held by each such Holder.

           (c) Notice of any redemption shall be sent by or on behalf of the Company not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (the "Redemption Date"), by U.S. express mail, overnight courier guaranteeing next Business Day delivery, postage or charges prepaid, to all Holders of record of the Series C Preferred Shares at their last addresses as they shall appear on the books of the Company; provided, however, the validity of the proceedings for the redemption of any shares pursuant to this Section 5 shall only be affected with respect to any Holder to whom the Company has failed to give notice or except as to the Holder to whom notice was defective. In addition to any information required by law, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series C Preferred Shares to be redeemed and, if less than all such shares held by such Holder are to be redeemed, the number of such shares to be redeemed;
(iv) the place or places where certificates for the shares to be deemed are to be surrendered for payment of the Redemption Price; (v) the Conversion Price then in effect; (vi) that the Holder's right to convert the Series C Preferred Shares into Common Stock shall terminate on the close of business on the third Business Day preceding such Redemption Date; and (vii) that dividends on the Series C Preferred Shares to be redeemed will cease to accumulate on the Redemption Date. Upon the sending of any such notice of redemption, the Company shall become obligated to redeem on the applicable Redemption Date all such shares called for redemption pursuant to this Section 5 and the Company shall take all steps necessary to pay the Redemption Price on the Redemption Date.

           (d) If notice has been sent in accordance with Section 5(c) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the Holders of such Series C Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the applicable Redemption Date, dividends on the Series C Preferred Shares called for redemption shall cease to accumulate, and such shares shall no longer be deemed to be outstanding and shall not have the status of Series C Preferred Shares and all rights of the Holders thereof as shareholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any Series C Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such Series C Preferred Shares shall be redeemed by the Company at the Redemption Price.

           (e) Any deposit of funds with a bank or trust company for the purpose of redeeming shares pursuant to this Section 5 shall be irrevocable except that any balance of monies so deposited by the Company and unclaimed by the Holders thereof entitled thereto at the expiration of one year from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings; provided, however, that any funds deposited for the purpose of redeeming Series C Preferred Shares which are subsequently converted in accordance with Section 6 hereof shall be repaid to the Company upon such conversion.

        6. Conversion.
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           (a) (i) At any time after the Issue Date and subject to compliance with applicable law, any Holder shall have the right to convert any of the then outstanding Series C Preferred Shares owned by it which have not been previously redeemed into fully paid, nonassessable shares of Common Stock. For the purpose of conversion, each Series C Preferred Share shall be valued at the Liquidation Preference, which shall be divided by the Conversion Price in effect on the conversion date to determine the number of shares issuable upon such conversion. In case any Series C Preferred Shares are to be redeemed pursuant to Section 5 above, such right of conversion shall cease and terminate as to the Series C Preferred Shares to be redeemed at the close of business on the third Business Day preceding the date fixed for redemption, unless the Company shall default in the payment of the applicable price prior to the close of business on the date fixed for redemption. Any Holder desiring to convert such shares into Common Stock shall surrender the certificate or certificates (unless such certificates have not yet been issued by the Company but are otherwise due such Holder pursuant to Section 3 hereof) evidencing such Series C Preferred Shares at the office of the transfer agent (which may be the Company) for the Series C Preferred Shares, which certificate or certificates, if the Company shall so require, shall be duly endorsed to the Company or in blank, or accompanied by proper instruments of transfer to the Company or in blank, accompanied by an irrevocable written notice to the Company that the Holder elects so to convert such Series C Preferred Shares and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued. In the event that a Holder fails to notify the Company of the number of Series C Preferred Shares which such Holder wishes to convert, such Holder shall be deemed to have elected to convert all shares represented by the certificate or certificates so surrendered for conversion.

               (ii) Holders at the close of business on a record date for such dividend actually paid shall be entitled to receive the dividend payable on the Series C Preferred Shares being converted on the corresponding dividend payment date notwithstanding the conversion thereof following such record date and prior to such dividend payment date.

               (iii) The Company shall, as soon as practicable after such deposit of certificates (to the extent required above) evidencing Series C Preferred Shares accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such Series C Preferred Shares were so surrendered, or to the nominee or nominees of such Person, certificates evidencing the number of full shares of Common Stock to which such Person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction a share of Common Stock as hereinafter provided. Subject to the following provisions of this paragraph (iii), each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series C Preferred Shares to be converted shall have been surrendered (to the extent required above) together with the irrevocable written notice and payment of taxes (if applicable) as provided for in paragraphs (i) and (ii) above, and the Person or Persons entitled to receive the Common Stock deliverable upon conversion of such Series C Preferred Shares shall be treated for all purposes as the record holder or holders of such Common Stock at such time on such date, unless the stock transfer books of the Company shall be closed on such date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Series C Preferred Shares shall have been surrendered for conversion and such notice (and, if applicable, payment) received by the Company. Immediately following such conversion, the rights of the Holders with respect to converted Series C Preferred Shares shall cease.

           (b) The Conversion Price at which Series C Preferred Shares are convertible into Common Stock shall be subject to adjustment from time to time, as follows:

               (i) In case at any time after the date hereof, the Company shall pay or make a dividend or other distribution on all or any portion of its Common Stock or shall make a dividend or other distribution on any other class of Capital Stock of the Company, which dividend or distribution consists of Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be decreased by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares plus the total number of shares constituting such dividend or other distribution, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company, but shall include shares issuable in respect of scrip Common Stock. If any dividend or distribution of the type described in this Section 6(b)(i) is declared but not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

               (ii) In case at any time after the date hereof, the Company shall pay or make a dividend or other distribution on all of its Common Stock consisting of, or shall otherwise issue, rights, warrants, options, or convertible or exchangeable securities (not being available on an equivalent basis to Holders upon conversion) entitling the holders thereof to subscribe for or purchase, Common Stock at a price per share less than the Current Market Price Per Share of the Common Stock (determined as provided in paragraph (viii) of this Section 6(b)) on the date of or distribution or issuance such rights, warrants, options, or convertible or exchangeable securities (other than pursuant to a dividend reinvestment plan), the Conversion Price in effect at the opening of business on the day following the date of such distribution or issuance shall be decreased by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock immediately prior to such distribution or issuance plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would receive at such Current Market Price Per Share, and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date of such distribution or issuance plus the number of shares of Common Stock so offered for subscription or purchase, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but will include shares issuable in respect of scrip certificates, if any, issued in lieu of fractions of shares of Common Stock. The Company will not issue any rights, warrants or options in respect of Common Stock held in the treasury of the Company (or, if rights, warrants or options are issued in respect of all of the Common Stock of the Company, will not exercise any such rights, warrants or options in respect of Common Stock held in the treasury of the Company). The value of such consideration, if other than cash, shall be determined in the reasonable good faith judgment of the Board of Directors, whose determination shall be conclusive. To the extent any securities are issued which give rise to an adjustment to the Conversion Price pursuant to this paragraph (ii), and such securities expire unexercised, then the Conversion Price shall be readjusted as if such expired securities had never been issued.

               (iii) In case at any time after the date hereof, the Company shall issue Common Stock at a price per share less than the Current Market Price Per Share of the Common Stock on the date of such issuance of Common Stock, the Conversion Price in effect at the opening of business on the day following such issuance date shall be decreased by multiplying such Conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to issuance plus the number of shares of Common Stock which the aggregate of the offering price of the shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price Per Share, and the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so offered for subscription or purchase, such decrease to become effective immediately after the opening of business on the day following the date of such issuance.

               (iv) In case at any time after the date hereof, all or any portion of the Common Stock outstanding shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced and, conversely in case at any time after the date hereof, all or any portion of the shares of Common Stock outstanding shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

               (v) In case at any time after the date hereof, the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, rights, warrants or options, but excluding any rights, warrants, or options referred to in paragraph (ii) of this Section 6(b)) entitling the holders of Common Stock to subscribe for or purchase Common Stock at a price per share less than the Current Market Price Per Share of the Common Stock, the Conversion Price in effect at the opening of business on the date fixed for the determination of shareholders entitled to such distribution shall be by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price Per Share of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidence of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price Per Share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution. If any dividend or distribution of the type described in this Section 6(b)(v) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

               (vi) The reclassification of Common Stock into securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 6(d) below applies) shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of shareholders entitled to receive such distribution" and "the date fixed for such determination within the meaning of paragraph (ii) of this Section 6(b)) and (B) a subdivision or combination, as the case may be, of the number of Common Stock outstanding immediately prior to such reclassification into the number of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective," as the case may be, and " the day upon which such subdivision or combination becomes effective" within the meaning of the paragraph (iv) of this Section 6(b)).

               (vii) Intentionally Omitted.

               (viii) For the purpose of any computation under paragraphs (ii),
(iii) or (v) of this Section 6(b), the Current Market Price Per Share of Common Stock on any date shall be deemed to be the Weighted Average Trading Price for the 20 consecutive Trading Days immediately preceding the day in question.

               (ix) Notwithstanding any other provision of this Section 6, no adjustment to the Conversion Price shall reduce the Conversion Price below the then par value per share of the Common Stock, and any such purported adjustment shall instead reduce the Conversion Price to such par value. The Company hereby covenants not to take any action (A) to increase the par value per share of the Common Stock or (B) that would or does result in any adjustment in the Conversion Price that would cause the Conversion Price to be less than the then par value per share of the Common Stock.

               (x) Notwithstanding any other provision of this Section 6, no adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

               (xi) Whenever the Conversion Price is adjusted as herein provided:

                    (1) the Company shall compute the adjusted Conversion Price and shall prepare a certificate signed by the Treasurer of the Company setting forth the adjusted

Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series C Preferred Shares; and

                    (2) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall as soon as practicable be mailed by the Company to all record Holders at their last addresses as they shall appear upon the stock transfer books of the Company. In any case in which this Section 6(b) provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (A) issuing to the Holder of any Series C Preferred Share converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and
(B) paying to such Holder any amount in cash in lieu of any fractional share of Common Stock pursuant to Section 6(c).

               (xii) The Company shall not issue fractional shares or scrip representing fractional shares of Common Stock upon conversion of Series C Preferred Shares. Instead the Company shall make a cash payment equal to the value of such fractional amount. If more than one certificate evidencing Series C Preferred Shares shall be surrendered for conversion at one time by the same Holder, the number of shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series C Preferred Shares so surrendered.

           (c) In the event that the Company shall be a party to any transaction, including without limitation any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (iii) any sale or transfer of all or substantially all of the assets of the Company or (iv) any compulsory share exchange, pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the Holder of each Series C Preferred Share then outstanding shall have the right thereafter, to convert such share into the kind and amount of securities, cash and other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such Series C Preferred Share might have been converted immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange. The Company or the Person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The above provisions shall similarly apply to successive recapitalization, reclassifications, consolidations, mergers, sales, transfers or share exchanges.

           (d) The Company shall at all times reserve and keep available, out of its authorized and unissued Capital Stock, solely for the purpose of effecting the conversion of the Series C Preferred Shares, such number of shares of its Common Stock, free of preemptive rights, as shall from time to time be sufficient to effect the conversion of all Series C Preferred Shares from time to time outstanding. The Company shall from time to time, in accordance with the laws of the State of Delaware, use its best efforts to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series C Preferred Shares. The Company shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series C Preferred Shares. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the Series C Preferred Shares so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

           (e) In case:

               (i) the Company shall authorize or take an action that would, upon consummation, require a Conversion Price adjustment pursuant to subparagraphs (i), (iii), (iv) or (v) of Section 6(b); or

               (ii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company shall be required, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

               (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be mailed to the Holders, at their last addresses as they shall appear upon the stock transfer books of the Company, at least 20 days prior to the proposed record or effective date, as the case may be, notice stating (x) the date on which a record (if any) is to be taken for the purpose of such action, dividend or distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend or distribution are to be determined or (y) the date on which such action, reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such action, reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

           (f) Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Company or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date, shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Company to which any of the adjustment provisions described above applies.

               (i) For purposes of this Section 6, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company.

        7. Voting Rights.
           -------------

           (a) Holders shall vote their Series C Preferred Shares as a separate class as set forth in paragraph (c) hereof, as may be further set forth in the Company's Certificate of Incorporation and as otherwise expressly permitted by the DGCL.

           (b) In addition to the rights set forth in Section 7(a) above, subject to compliance with applicable law, with no further action on the part of such Holder or the Company, such Holder shall be entitled to one vote for each share of Common Stock to which such Holder is entitled to receive at such time upon conversion of the Series C Preferred Shares in accordance with Section 6 hereof, whether or not such Holder has actually converted such shares, and shall vote such shares together with the Common Stock as a single class on all matters brought before a vote of the holders of the Common Stock.

           (c) The Company shall not, without the affirmative vote of the Holders of a majority of the Series C Preferred Shares then outstanding:

               (i) authorize, create (by way of reclassification or otherwise) or issue any securities which are senior to the Series C Preferred Shares as to dividends, distributions or distributions upon liquidation, winding up or dissolution of the Company ("Senior Securities"), any Parity Securities (other than additional Series B Preferred Shares issued in accordance with Section 3(a) of the Series B Certificate of Designation or additional Series C Preferred Shares issued in accordance with Section 3(a)) or any obligation or security convertible into, exchangeable for or evidencing the right to purchase any Senior Securities or Parity Securities;

               (ii) amend or otherwise alter its Certificate of Incorporation in any manner that adversely affects the rights, privileges and preferences of the Series C Preferred Shares set forth in this Certificate of Designation; or

               (iii) take any action requiring a vote of shareholders of the Company that adversely affects the rights, preferences and privileges of the Series C Preferred Shares set forth in this Certificate of Designation.

        8. Payment.
           -------

           (a) All amounts payable in cash with respect to the Series C Preferred Shares shall be payable in United States dollars at the principal executive office of the Company or, at the option of the Holder, payment of dividends (if any) may be made by official bank check sent by overnight courier guaranteeing next Business Day delivery to such Holder of the Series C Preferred Shares at its address set forth in the register of Holders maintained by the Company.

           (b) Any payment on the Series C Preferred Shares due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

        9. Exclusion of Other Rights. Except as may otherwise be required by
           -------------------------
law, the Series C Preferred Shares shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as it may be amended from time to time) and in the Certificate of Incorporation. The Series C Preferred Shares shall have no preemptive or subscription rights.

        10. Headings of Subdivisions.  The headings of the various subdivisions
            ------------------------
hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        11. Severability of Provisions. If any voting powers, preferences and
            --------------------------
relative, participating, optional and other special rights of the Series C Preferred Shares and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series C Preferred Shares and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series C Preferred Shares and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series C Preferred Shares and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series C Preferred Shares and qualifications, limitations and restrictions thereof unless so expressed herein.

        12. Reissuance of Series C Preferred Shares. Series C Preferred Shares
            ---------------------------------------
that have been issued and reacquired in any manner, including shares purchased, redeemed, exchanged or converted, shall (upon compliance with any applicable provisions of the DGCL) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issue of such shares as Series C Preferred Shares must be in compliance with the terms hereof.

        13. Amendments. The Certificate of Designation may be amended only with
            ----------
the consent of the Holders of a majority of the Series C Preferred Shares then outstanding, except that the Board of Directors may file amendments to this Certificate of Designation without the consent of the Holders of the Series C Preferred Shares in order to increase the number of Series C Preferred Shares authorized by this Certificate of Designation but only to permit the issuances of such Series C Preferred Shares as Dividend Series C Preferred Shares, and only if such additional shares are reserved for issuance as Dividend Series C Preferred Shares.

            IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed this 6 of December, 2000.

                                        PAMECO CORPORATION



                                        By: /s/ Robert J. Davis
                                           ------------------------------------
                                           Name:    Robert J. Davis
                                           Title:   Chief Financial Officer